Exhibit 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Contact:	Scott A. Wolstein	Thomas Morabito
	Chairman and Chief Executive Officer	Senior Director of Investor Relations
	216-755-5500	216-755-5500
DEVELOPERS DIVERSIFIED REALTY REPORTS FFO PER
DILUTED SHARE OF $1.08 FOR THE QUARTER
ENDED MARCH 31, 2009
CLEVELAND, OHIO, April 23, 2009 - Developers Diversified Realty Corporation (NYSE: DDR), the nation’s leading owner, manager and developer of market-dominant shopping centers, today reported operating results for the first quarter ended March 31, 2009.
•	FFO applicable to common shareholders for the three-month period ended March 31, 2009 was $140.0 million or $1.08 per diluted share which compares to restated FFO of $96.3 million or $0.80 per diluted share for the prior-year comparable period. Net income applicable to common shareholders for the three-month period ended March 31, 2009 was $76.8 million or $0.59 per diluted share which compares to restated net income of $29.6 million or $0.25 per diluted share for the prior-year comparable period. The 2008 amounts have been restated to reflect the change in accounting relating to convertible debt which is discussed in more detail later in this release.

•	After adjusting for the gain on repurchase of unsecured notes and impairment- related charges associated with assets marketed for sale aggregating $55 million, as summarized below (in millions), the Company’s FFO applicable to common shareholders for the three-month period ended March 31, 2009 was $85.0 million or $0.66 per share.

Gain on repurchase of unsecured notes	$72.6
Consolidated non-cash impairment charges	(10.9)
Loss on disposition of joint venture investment	(5.8)
Non-cash impairment charge on equity method investment	(0.9)

$55.0

•	Executed leases during the first quarter totaled approximately 1.9 million square feet, including 124 new leases and 227 renewals.

•	On a cash basis, base rental rates decreased 0.6% on new leases, increased 0.9% on renewals and increased 0.6% overall.

•	Core portfolio leased percentage at March 31, 2009 was 90.7%.

•	Same store net operating income (“NOI”) for the quarter decreased 2.2% over the prior-year comparable period. The decrease in same store NOI is primarily related to the bankruptcies and subsequent store closings of Linens 'N Things, Goody’s, Steve & Barry’s and Circuit City.
Scott A. Wolstein, Developers Diversified’s Chairman and Chief Executive Officer, stated, “Despite the challenging macro environment, we are pleased with our first quarter 2009 operating results which came in as expected. We executed nearly 2 million square feet of leases, and are making headway in leasing space that we have recently recaptured from retailer bankruptcies.”
“Lowering leverage and enhancing liquidity continue to be our key areas of focus. With overwhelming shareholder approval of the equity investment by the Otto family, we look forward to closing that transaction in the coming weeks, and aggressively moving forward with our other leverage reducing initiatives. ”
Financial Results:
Net income applicable to common shareholders was $76.8 million, or $0.59 per share (diluted and basic), for the three-month period ended March 31, 2009, as compared to restated net income of $29.6 million, or $0.25 per share (diluted and basic), for the prior-year comparable period.
For the three-month period ended March 31, 2009, FFO per share was $1.08 (diluted and basic) compared to restated FFO of $0.80 (diluted and basic) for the prior-year comparable period. FFO applicable to common shareholders was $140.0 million for the three-month period ended March 31, 2009, as compared to restated FFO of $96.3 million for the three-month period ended March 31, 2008.
FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry and a widely accepted measure of real estate investment trust (“REIT”) performance. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”), is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred share dividends, (ii) gains from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) extraordinary items and (iv) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.

Leasing:
The following results for the three-month period ended March 31, 2009 highlight continued strong leasing activity throughout the portfolio despite the current economic environment:
•	Executed 124 new leases aggregating approximately 0.6 million square feet and 227 renewals aggregating approximately 1.3 million square feet.

•	On a cash basis, rental rates on new leases decreased 0.6% and rental rates on renewals increased 0.9%. Overall, rental rates for new leases and renewals increased 0.6%.

•	Total portfolio average annualized base rent per occupied square foot, excluding assets in Brazil, as of March 31, 2009 was $12.45, as compared to $12.38 at March 31, 2008.

•	Core portfolio leased rate was 90.7% as of March 31, 2009, as compared to 95.6% at March 31, 2008.
Total annual recurring leasing capital expenditures for the Company and its joint ventures are estimated to be approximately $32 million ($0.27 per square foot of owned GLA) in 2009 calculated based on 100% of the funding.
Strategic Transactions:
On February 23, 2009, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Mr. Alexander Otto (the “Investor”) to issue and sell 30 million common shares for aggregate gross proceeds of approximately $112.5 million. In addition, the Company will issue warrants to purchase up to 10 million common shares with an exercise price of $6.00 per share to the Investor and certain members of his family (collectively with the Investor, the “Otto Family”). In April 2009, the Company’s shareholders approved the sale of the common shares and warrants to the Investor. The transaction is expected to occur in two closings each consisting of 15 million common shares and warrants to purchase up to 5 million common shares, the first of which is expected to occur in the next several weeks upon the satisfaction of certain closing conditions and will generate estimated gross equity proceeds of approximately $52.5 million.
In March 2009, the Company entered into a secured bridge loan agreement with an affiliate of the Investor for $60 million (the “Bridge Loan”). The Bridge Loan bears interest at a rate of 10.0% per annum for a term maturing of the earlier of the initial closing date of the common share issuance to the Investor, the 90th day after the termination of the Stock Purchase Agreement or September 15, 2009. It is expected that the Bridge Loan will be repaid with proceeds from a $60 million five-year secured loan, which will bear a 9.0% interest rate, and obtained from an affiliate of the Investor concurrent with the first closing of the common shares and warrants discussed above.
Dispositions:
The Company and its joint ventures sold seven properties, aggregating 0.7 million square feet in the first quarter of 2009 generating gross proceeds of $67.4 million.

Wholly-Owned and Consolidated Joint Venture Development:
The Company currently has the following wholly-owned and consolidated joint venture shopping center projects under construction:

		Expected
	Owned	Net Cost	Initial Anchor
Location	GLA	($ Millions)	Opening *	Description
Miami (Homestead), Florida	272,610	$79.7	2H 08	Community Center
Boise (Nampa), Idaho	431,689	126.7	2H 07	Community Center
Boston (Norwood), Massachusetts	56,343	26.7	1H 10	Community Center
Elmira (Horseheads), New York	350,987	56.0	1H 07	Community Center
Raleigh (Apex), North Carolina (Promenade)	72,830	16.9	1H 09	Community Center
Austin (Kyle), Texas **	443,092	77.2	2H 09	Community Center

Total	1,627,551	$383.2

*	1H = First Half, 2H = Second Half; either actual or anticipated

**	Consolidated 50% Joint Venture
At March 31, 2009, approximately $287.0 million of costs were incurred in relation to the above development projects under construction.
In addition to these current developments, several of which will be phased in, the Company and its joint venture partners intend to commence construction on various other developments only after substantial tenant leasing has occurred and acceptable construction financing is available, including several international projects.
Unconsolidated Joint Venture Development:
The Company’s unconsolidated joint ventures have the following shopping center projects under construction. At March 31, 2009, approximately $303.2 million of costs had been incurred in relation to these development projects.

	DDR’s Effective		Expected	Initial
	Ownership	Owned	Net Cost	Anchor
Location	Percentage	GLA	($ Millions)	Opening*	Description
Kansas City (Merriam), Kansas	20.0%	158,632	$43.7	TBD	Community Center
Dallas (Allen), Texas	10.0%	797,665	171.2	1H 08	Lifestyle Center
Manaus, Brazil	47.4%	502,529	114.0	1H 09	Enclosed Mall

Total		1,458,826	$328.9

*	1H = First Half, 2H = Second Half; either actual or anticipated; TBD = to be determined.
Wholly-Owned and Consolidated Joint Venture Redevelopments and Expansions:
The Company is currently expanding/redeveloping the following wholly-owned and consolidated joint venture shopping centers at a projected aggregate net cost of approximately $106.9 million. At March 31, 2009, approximately $78.7 million of costs had been incurred in relation to these projects.

Property	Description
Miami (Plantation), Florida	Redevelop shopping center to include Kohl’s and additional junior tenants
Chesterfield, Michigan	Construct 25,400 sf of small shop space and retail space
Fayetteville, North Carolina	Redevelop 18,000 sf of small shop space and construct an outparcel building
Unconsolidated Joint Venture Redevelopments and Expansions:
The Company’s unconsolidated joint ventures are currently expanding/redeveloping the following shopping centers at a projected net cost of $154.3 million, which includes original acquisition costs related to assets acquired for redevelopment. At March 31, 2009, approximately $117.5 million of costs had been incurred in relation to these projects.

	DDR’s
	Effective
	Ownership
Property	Percentage	Description
Buena Park, California	20%	Large-scale redevelopment of enclosed mall to open-air format
Los Angeles (Lancaster), California	21%	Relocate Walmart and redevelop former Walmart space
Benton Harbor, Michigan	20%	Construct 89,000 square feet of anchor space and retail shops
Dividends:
The Company’s first quarter dividend was paid in a combination of cash and the Company’s common shares. The aggregate amount of cash paid to shareholders on April 21, 2009, was limited to 10% of the total dividend paid. The Company issued 8.3 million common shares based on volume weighted average trading prices of $2.80 per share and paid $2.6 million in cash. This new payout initiative is a part of the Company’s strategy to further enhance liquidity and maximize free cash flow while continuing to maintain its REIT status.
Financings:
In the first quarter of 2009, the Company purchased approximately $163.5 million face amount of its outstanding senior notes at a discount to par resulting in a gross gain of approximately $80.1 million. This gain was reduced by approximately $7.5 million due to the adoption of FSP APB 14-1, “Accounting for Convertible Debt That May Be Settled in Cash Upon Conversion” (“Convertible Debt Restatement”), in the first quarter of 2009. This standard requires that debt issuers separately recognize the liability and equity components of convertible instruments that may be settled in cash upon conversion. As a result of the adoption, the initial debt proceeds from the offering of the Company’s $250 million 3.5% convertible notes, due in 2011, and $600 million 3.0% convertible notes, due in 2012, were required to be allocated between a liability and equity component. This allocation was based upon what the assumed interest rate would have been if the Company had issued traditional senior unsecured notes. Accordingly, the debt balances on the Company’s balance sheet relating to the convertible debt were reduced such that non-cash interest expense would be recognized with a corresponding increase to the convertible debt balance to reflect the higher interest rate referred to above.
As discussed under Strategic Transactions, the Company entered into a $60 million secured Bridge Loan with an affiliate of the Otto Family. As indicated in our April 14, 2009 press release, we currently expect the first tranche of 15 million common shares to be sold to the Otto Family within the next several weeks which will be concurrent with our closing on more than $120 million of new debt financing separate and apart from the secured term loan obtained from the Investor affiliate. The Company has obtained commitments for new loans well in excess of the $112.5 million required as a condition of the first equity closing.
The Company also extended three mortgage loans for an additional term ranging between six and twelve months at the existing rates aggregating approximately $30 million.
Developers Diversified Realty Corporation currently owns and manages over 700 retail operating and development properties in 45 states, plus Puerto Rico, Brazil and Canada, totaling approximately 153 million square feet. Developers Diversified Realty Corporation is a self-administered and self-managed REIT operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.

A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Francine Glandt, Vice President of Capital Markets and Treasurer, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, Ohio 44122 or on our Web site which is located at http://www.ddr.com.
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause our results to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to sell assets on commercially reasonable terms; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements; our ability to complete in a timely manner or at all, the new debt financings required to consummate the sale of common shares to the Otto Family; our ability to satisfy various other conditions to consummate the sale of common shares to the Otto Family; and the finalization of the financial statements for three-month period ended March 31, 2009. For additional factors that could cause the results of the Company to differ materially from these indicated in the forward-looking statements, please refer to the Company’s Form 10-K as of December 31, 2008. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three-Month Period
	Ended March 31,
	2009	2008(E)
Revenues:
Minimum rents (A)	$145,212	$156,312
Percentage and overage rents (A)	2,743	3,005
Recoveries from tenants	49,050	52,388
Ancillary and other property income	5,050	4,617
Management, development and other fee income	14,461	16,287
Other (B)	3,250	3,487

	219,766	236,096

Expenses:
Operating and maintenance	36,232	35,708
Real estate taxes	29,136	26,985
Impairment charges (C)	10,905	—
General and administrative (D)	19,171	20,715
Depreciation and amortization	62,941	55,462

	158,385	138,870

Other income (expense):
Interest income	3,029	574
Interest expense (E)	(60,834)	(64,405)
Gain on repurchase of senior notes	72,578	—
Other expenses (F)	(3,662)	(497)

	11,111	(64,328)

Income before equity in net income of joint ventures, impairment of joint venture investment, income tax benefit (expense) of taxable REIT subsidiaries and franchise taxes, discontinued operations and gain on disposition of real estate, net of tax	72,492	32,898
Equity in net income of joint ventures (G)	351	7,388
Impairment of joint venture investment (C)	(875)	—
Income tax benefit (expense) of taxable REIT subsidiaries and franchise taxes	1,025	(1,037)

Income from continuing operations	72,993	39,249
Income from discontinued operations (H)	11,338	909

Income before gain on disposition of real estate	84,331	40,158
Gain on disposition of real estate, net of tax	445	2,367

Net income	84,776	42,525
Loss (income) attributable to non-controlling interests (I)	2,625	(2,365)

Net income attributable to DDR	$87,401	$40,160

Net income applicable to common shareholders	$76,834	$29,593

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$76,834	$29,593
Depreciation and amortization of real estate investments	61,036	54,362
Equity in net income of joint ventures (G)	(778)	(7,388)
Joint ventures’ FFO (G)	15,159	19,181
Non-controlling interests (OP Units) (I)	79	595
Gain on disposition of depreciable real estate	(12,334)	(19)

FFO applicable to common shareholders	139,996	96,324
Preferred dividends	10,567	10,567

FFO	$150,563	$106,891

Per share data:
Earnings per common share
Basic	$0.59	$0.25

Diluted	$0.59	$0.25

Dividends Declared	$0.20	$0.69

Funds From Operations — Basic (J)	$1.08	$0.80

Funds From Operations — Diluted (J)	$1.08	$0.80

Basic — average shares outstanding	128,485	119,148

Diluted — average shares outstanding	129,684	119,300

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(A)	Base and percentage rental revenues for the three-month period ended March 31, 2009, as compared to the prior-year comparable period, decreased $10.1 million due to store closings related to tenant bankruptcies, the most significant of which relates to Mervyns which is 50% owned by the Company through a consolidated joint venture. Included in rental revenues for the three-month periods ended March 31, 2009 and 2008, is approximately $1.0 million and $2.8 million, respectively, of revenue resulting from the recognition of straight-line rents.

(B)	Other income for the three-month periods ended March 31, 2009 and 2008 was comprised of the following (in millions):

	Three-Month Period
	Ended March 31,
	2009	2008
Lease termination fees	$1.5	$3.3
Financing fees	0.3	—
Other miscellaneous	1.5	0.2

	$3.3	$3.5

(C)	The Company recorded impairment charges on two wholly-owned operating shopping centers being marketed for sale as the book basis of the assets was in excess of the estimated fair market value. In addition, the Company recorded an approximate $0.9 million impairment charge associated with a joint venture investment in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investment in Common Stock.”

(D)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the three-month periods ended March 31, 2009 and 2008, general and administrative expenses were approximately 4.3% of total revenues, including joint venture revenues.

(E)	In 2009, the Company adopted FSP APB 14-1 resulting in the Convertible Debt Restatement. The adoption of this standard required the Company to restate its interest expense and record a non-cash interest-related charge of $3.3 million, net of capitalized interest, for the three months ended March 31, 2008. The Company recorded non-cash interest expense of approximately $3.9 million for the three months ended March 31, 2009 in accordance with this new accounting standard.

(F)	Includes litigation related expenditures as well as the write off costs related to abandoned development projects and costs incurred for transactions that are not expected to close.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(G)	The following is a summary of the combined operating results of the Company’s joint ventures:

	Three-Month Period Ended March 31,
	2009	2008
Revenues from operations (a)	$231,500	$237,959

Operating expense	87,997	80,863
Depreciation and amortization of real estate investments	64,042	56,545
Interest expense	70,906	77,295

	222,945	214,703

Income from operations before tax expense and discontinued operations	8,555	23,256
Income tax expense	(1,990)	(3,780)
Income from discontinued operations, net of tax	45	114
Loss on disposition of discontinued operations, net of tax	(29)	(2)
Loss on disposition of assets (b)	(26,741)	—
Other, net (c)	11,678	6,439

Net (loss) income	$(8,482)	$26,027

DDR ownership interests (d)	$791	$7,489

FFO from joint ventures are summarized as follows:

Net (loss) income	$(8,482)	$26,027
Loss on disposition of real estate, including discontinued operations	—	2
Depreciation and amortization of real estate investments	64,041	56,604

	$55,559	$82,633

DDR ownership interests (d)	$15,159	$19,181

DDR joint venture distributions received, net	$8,675	$13,700

(a)	Revenues for the three-month periods ended March 31, 2009 and 2008 included approximately $0.7 million and $2.3 million, respectively, resulting from the recognition of straight-line rents, of which the Company’s proportionate share was not material and $0.3 million, respectively.

(b)	An unconsolidated joint venture disposed of a property in March 2009 resulting in a loss of $26.7 million of which the Company’s proportionate share was $5.8 million.

(c)	Includes the effects of certain derivative instruments that are marked to market through earnings from the Company’s equity investment in Macquarie DDR Trust aggregating approximately $11.7 million of income for the three-month period ended March 31, 2009, of which the Company’s share was approximately $1.5 million.

(d)	The Company’s share of joint venture net income was decreased by $0.1 million for the three-month period ended March 31, 2008. This adjustment relates to basis differences impacting amortization and depreciation and gain on dispositions.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
At March 31, 2009 and 2008, the Company owned joint venture interests, excluding consolidated joint ventures, in 327 and 317 shopping center properties, respectively.

(H)	The operating results relating to assets classified as discontinued operations are summarized as follows:

	Three Month Period
	Ended March 31,
	2009	2008
Revenues	$141	$5,919

Expenses:
Operating	212	1,993
Interest, net	62	1,075
Depreciation	138	1,745
Non-controlling interest	—	6

Total expenses	412	4,819

(Loss) income before gain (loss) on disposition of real estate	(271)	1,100
Gain (loss) on disposition of real estate, net	11,609	(191)

Net income	$11,338	$909

(I)	Non-controlling interests are comprised of the following:

	Three-Month Period
	Ended March 31,
	2009	2008
Loss (income) attributable to non-controlling interests	$2,704	$(1,770)
Operating partnership units	(79)	(595)

	$2,625	$(2,365)

In June 2008, 0.5 million operating partnership units were converted into an equivalent number of common shares of the Company.

(J)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the assumed conversion of approximately 0.4 million and 0.9 million Operating Partnership Units (“OP Units”) outstanding at March 31, 2009 and 2008, respectively, into 0.4 million and 0.9 million common shares for the three-month periods ended March 31, 2009 and 2008, respectively, on a weighted average basis. The weighted average diluted shares and OP Units outstanding, for purposes of computing FFO were approximately 129.7 million and 120.6 million for the three-month periods ended March 31, 2009 and 2008, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data (A):

	March 31, 2009	December 31, 2008 (B)
Assets:
Real estate and rental property:
Land	$2,058,254	$2,073,947
Buildings	5,871,679	5,890,332
Fixtures and tenant improvements	270,854	262,809

	8,200,787	8,227,088
Less: Accumulated depreciation	(1,252,769)	(1,208,903)

	6,948,018	7,018,185
Construction in progress	887,459	882,478
Assets held for sale	1,442	—

Real estate, net	7,836,919	7,900,663

Investments in and advances to joint ventures	587,543	583,767
Cash	36,323	29,494
Restricted cash (C)	110,621	111,792
Notes receivable	81,041	75,781
Receivables, including straight-line rent, net	158,464	164,356
Other assets, net	144,404	154,369

	$8,955,315	$9,020,222

Liabilities:
Indebtedness:
Revolving credit facilities	$1,251,131	$1,027,183
Unsecured debt	2,023,074	2,402,032
Mortgage and other secured debt	2,476,415	2,437,440

	5,750,620	5,866,655
Dividends payable	32,842	6,967
Other liabilities	238,650	281,179

	6,022,112	6,154,801
Redeemable operating partnership units	627	627
Shareholders’ equity	2,932,576	2,864,794

	$8,955,315	$9,020,222

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)

(A)	Amounts include the consolidation of a 50% owned joint venture, DDR MDT MV LLC (“MV LLC”), that owns 32 sites formerly occupied by Mervyns at March 31, 2009, which includes $318.0 and $348.5 million of net real estate assets at March 31, 2009 and December 31, 2008, respectively, $237.5 million and $258.5 million of mortgage debt at March 31, 2009 and December 31, 2008, respectively, and $67.1 million and $70.2 million of non-controlling interest at March 31, 2009 and December 31, 2008, respectively.

(B)	The December 31, 2008 selected balance sheet data was restated to reflect the adoption of two accounting standards in the first quarter of 2009.
-	The Company adopted the provisions of FSP APB 14-1 resulting in the Convertible Debt Restatement. The Company increased real estate assets by $2.9 million and shareholders’ equity by $52.6 million and decreased unsecured debt by $50.7 and deferred charges by $1.0 million.

-	The Company adopted the provisions of SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51,” which impacted the accounting for transactions with non-controlling shareholders. The Company no longer has a line item in its balance sheet referred to as Minority Interests. Shareholders’ equity at December 31, 2008 has been restated to include $120.1 million attributable to non-controlling interests. Shareholders’ equity at March 31, 2009 includes $133.5 million attributable to non-controlling interests.

(C)	Restricted cash includes $64.1 million and $64.8 million at MV LLC at March 31, 2009 and December 31, 2008, respectively. At March 31, 2009, the MV LLC restricted cash is comprised of $23.9 million received from the seller of the Mervyns portfolio relating to Mervyns bankruptcy filing in the third quarter 2008, a $33.0 million net capital contribution by the members of MV LLC, and $7.2 million related to a security deposit letter of credit, all of which are required to be held in escrow by the lender. Also included in restricted cash is $46.5 million and $47.0 million at March 31, 2009 and December 31, 2008, respectively, relating to the terms of a bond issue for one of the Company’s projects in Mississippi.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	March 31, 2009	December 31, 2008
Land	$2,360,887	$2,378,033
Buildings	6,334,138	6,353,985
Fixtures and tenant improvements	134,135	131,622

	8,829,160	8,863,640
Less: Accumulated depreciation	(651,318)	(606,530)

	8,177,842	8,257,110
Construction in progress	426,770	412,357

Real estate, net	8,604,612	8,669,467
Receivables, including straight-line rent, net	143,537	136,410
Leasehold interests	12,325	12,615
Other assets	329,897	315,591

	$9,090,371	$9,134,083

Mortgage debt (a)	$5,760,277	$5,776,897
Notes and accrued interest payable to DDR	70,224	64,967
Other liabilities	232,761	237,363

	6,063,262	6,079,227
Accumulated equity	3,027,109	3,054,856

	$9,090,371	$9,134,083

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $1,215.6 million and $1,216.1 million at March 31, 2009 and December 31, 2008, respectively.